EXHIBIT 4(a)

                        FLEET FINANCIAL GROUP, INC.

           Fleet Financial Group, Inc. 1995 New Bedford Acquisition

                           Stock Option Plan


1.  PURPOSE

This Fleet Financial Group, Inc. 1995 New Bedford Acquisition Stock Option Plan (the "Plan") has been adopted for certain former employees (the "Optionees") of NBB Bancorp, Inc. ("New Bedford") as required by the Merger Agreement dated May 9, 1994, as amended and restated as of August 26, 1994 (the "Merger Agreement"), between New Bedford and Fleet Financial Group, Inc. (the "Company") to govern the terms and conditions of options (the "Options") held by the Optionees under the NBB Bancorp, Inc. Amended and Restated Stock Option Plan (the "NBB Plan") which were converted pursuant to the Merger Agreement from options to acquire shares of the common stock, $0.10 par value, of New Bedford to options to acquire shares of the common stock, $1.00 par value, of the Company (the "Common Stock"). Under the NBB Plan, New Bedford granted "incentive stock options" ("Incentive Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("Nonqualified Options"). The term "Subsidiaries" includes any corporations in which stock possessing 50 percent or more of the total combined voting power of all classes of stock is owned directly or indirectly by the Company.

2.  OPTIONS TO BE GRANTED AND ADMINISTRATION

(a) Subject to Sections 8 and 9 hereof, no options shall be granted under the Plan from and after the effective date hereof.

(b) The Plan shall be administered by the Human Resources and Planning Committee (the "Committee") consisting of not less than three directors appointed by the Board of Directors of the Company. None of the members of the Committee shall be an officer or other full-time employee of the Company or its Subsidiaries. It is the intention of the Company that each member of the Committee be a "disinterested" person within the meaning of Rule 16b-3(d)(3) as promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended ("the "Code") and the regulations promulgated thereunder. The Committee so selected shall exercise all powers under the Plan. Action by the Committee shall require the affirmative vote of a majority of all its members.

(c) Subject to the terms and conditions of the Plan, the Committee shall have the power:

   (i) To amend the terms and provisions of each option granted under the Plan subject to the Company's obligations under the Merger Agreement;

   (ii) To construe and interpret the Plan and options granted thereunder and to establish, amend, and revoke rules and regulations for administration of the Plan. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any option agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and Optionees; and

   (iii) Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

(d) The Board at any time may designate one or more officers of the Company to act in place of the Committee in making any determination or taking any action under the Plan. Notwithstanding the above, the Committee shall make all decisions concerning the Plan that relate to persons who are officers of the Company within the meaning of Rule 16a-1(f) as promulgated under the 1934 Act.

3.  STOCK

(a) The stock subject to the options granted under the Plan shall be shares of the Company's authorized but unissued Common Stock. The total number of shares that may be issued pursuant to options granted under the Plan shall not exceed an aggregate of 158,800 shares of Common Stock. Such number shall be subject to adjustment as provided in Section 8 hereof.

(b) Whenever any outstanding option under the Plan expires, is cancelled or is otherwise terminated, the shares of Common Stock allocable to the unexercised portion of such option may not again be the subject of options under the Plan.

4.  ELIGIBILITY

   Annual Limitation. To the extent that the aggregate fair market value (determined at the time each respective option is granted) of stock with respect to which Incentive Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, such options shall not be treated as options which are Incentive Stock Options.

   The above rule shall be applied by taking options into account in the order in which they were granted.

5.  TERMS OF THE OPTION AGREEMENTS

Each option agreement shall contain such provisions as the Committee shall from time to time deem appropriate. Option agreements need not be identical, but each option agreement by appropriate language shall include the substance of all of the following provisions:

(a) Expiration. Notwithstanding any other provision of the Plan or of any option agreement, each option shall expire on the date specified in the option agreement, which date shall not be later than the tenth anniversary of the date on which the option was granted.

(b) Minimum Shares Exercisable. The minimum number of shares with respect to which an option may be exercised at any one time shall be 100 shares, or such lesser number as is subject to exercise under the option at the time.

(c)  Exercise.

   (i) Each option shall be exercisable in such installments (which need not be equal) and at such times as designated by the Committee. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the option expires.

   (ii) In the event of a Change in Control of the Company (as defined in (f) below), all options outstanding as of the date of such Change in Control shall become vested and immediately exercisable.

(d) Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any shares of Common Stock subject to any option unless and until (i) the option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered the shares to the Optionee, and (iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Common Stock.

(e) Change in Control. For purposes of the Plan, a "Change in Control" shall be deemed to have occurred in either of the following events: (i) if there has occurred a change in control which the Company would be required to report in response to Item 1 of Form 8-K promulgated under the 1934 Act, or, if such regulation is no longer in effect, any regulations promulgated by the Securities and Exchange Commission pursuant to the 1934 Act which are intended to serve similar purposes, or (ii) when any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the total number of votes that may be generally cast for the election of directors of the Company, and in the case of either
(i) or (ii) above, the Company's Board of Directors has not consented to such event by a two-thirds vote of all of the members of the Board of Directors then in office adopted prior to such event. In addition, a Change in Control shall be deemed to have occurred if, as the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board of Directors of the Company or of any successor institution.

(f) No options shall be transferable by the Optionee other than by will or the laws of descent or distribution. Options shall be exercisable during the Optionee's lifetime only by the Optionee.

6.  METHOD OF EXERCISE; PAYMENT OF PURCHASE PRICE

(a) Any option granted under the Plan may be exercised by the Optionee by delivering to the Secretary of the Company on any business day a written notice specifying the number of shares of Common Stock the Optionee then desires to purchase (the "Notice").

(b) Payment for the shares of Common Stock purchased pursuant to the exercise of an option shall be made (i) in cash equal to the option price for the number of shares specified in the Notice, (ii) if authorized by the applicable option agreement and if permitted under applicable law, through the delivery of shares of Common Stock of the Company already owned by the Optionee having a fair market value equal to the option price or (iii) by a combination of (i) and (ii). The fair market value of stock so delivered shall be deemed to be the mean of the high and low prices of publicly-traded shares of Common Stock of the Company on the date of exercise or as otherwise may be determined by the Committee, except as may be otherwise required by the Internal Revenue Code of 1986, as amended. Unless otherwise determined by the Committee, the Optionee may engage in a successive exchange (or series of exchanges) in which Common Stock which the Optionee is entitled to receive upon the exercise of an option may be simultaneously utilized as payment for the exercise of an additional option or options.

7.  TAX WITHHOLDING

(a) Each Optionee shall, no later than the exercise date of any option, pay to the Company, or make arrangement satisfactory to the Committee regarding payment of any Federal, state, or local taxes of any kind required to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee.

(b) An Optionee may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be issued pursuant to any option a number of shares with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the withholding amount due, or
(ii) transferring to the Company shares of Common Stock owned by the Optionee with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the withholding amount due.

8.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION

(a) If the shares of the Company's Common Stock as a whole are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, an appropriate and proportionate adjustment shall be made in the number and kind of shares subject to the Plan, and in the number, kind, and per share exercise price of shares or other securities subject to unexercised options or portions thereof granted prior to any such change. In the event of any such adjustment in an outstanding option, the Optionee thereafter shall have the right to purchase the number of shares or securities under such option at the per share price or per unit price, as so adjusted, which the Optionee could purchase for the total purchase price applicable to the option immediately prior to such adjustment.

(b) Adjustments under this Section 8 shall be determined by the Committee and such determinations shall be conclusive. The Committee shall have the discretion and power in any such event to determine and to make effective provision for acceleration of the time or times at which any option or portion thereof shall become exercisable. No fractional shares of Common Stock shall be issued under the Plan on account of any adjustment specified above.

9.  EFFECT OF CERTAIN TRANSACTIONS

In the case of (i) the dissolution or liquidation of the Company, (ii) a reorganization, merger or consolidation in which the Company is acquired by another entity (other than a holding company formed by the Company) or in which the Company is not the surviving corporation, or (iii) the sale of all or substantially all of the property of the Company to another corporation, the Plan and the options issued hereunder shall terminate on the effective date of such transaction, unless provision is made in connection with such transaction for the assumption of options theretofore granted under the Plan, or the substitution for such options of new options of the successor corporation or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, as provided in Section 8. In the event of such termination, all outstanding options shall be exercisable in full for at least 15 days prior to the date of such termination whether or not otherwise exercisable during such period.

10.  RELEASE OF FINANCIAL INFORMATION

A copy of the Company's annual report to stockholders shall be delivered to each Optionee at the time such report is distributed to the Company's stockholders. Upon request, the Company shall furnish to each Optionee a copy of its most recent annual report and each quarterly report and current report filed under the 1934 Act since the end of the Company's prior fiscal year.

11.  AMENDMENT OF THE PLAN

The Board of Directors of the Company may amend the Plan at any time, and from time to time, subject to any required regulatory approval and subject to the Company's obligations under the Merger Agreement.

Except as provided in Sections 8 and 9 hereof, rights and obligations under any option granted before any amendment of the Plan shall not be altered or impaired by such amendment, except with the consent of the Optionee.

12.  NONEXCLUSIVITY OF THE PLAN

Neither the adoption of the Plan by the Board of Directors of the Company nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors of the Company to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

13.   GOVERNMENT AND OTHER REGULATIONS; GOVERNING LAW

(a) The obligation of the Company to sell and deliver shares of Common Stock with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b) The Plan shall be governed by Rhode Island law, except to the extent that such law is preempted by federal law.

14.  EFFECTIVE DATE OF PLAN; TERMINATION OF PLAN

The Plan shall become effective on January 27, 1995. The Plan shall terminate upon the exercise in full of all options granted thereunder.